UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 30, 2007

NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32421	91-1671412
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

10700 Parkridge Boulevard, Suite 600
Reston, Virginia	20191
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 390-5100
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
      On May 30, 2007, NII Holdings, Inc. (the “Company”) entered into a Purchase Agreement under which it agreed to sell $1.0 billion aggregate principal amount of its 3.125% Convertible Notes due 2012 (the “Notes”) to Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and Goldman, Sachs & Co. (the “Initial Purchasers”). The Company also granted the Initial Purchasers an option to purchase up to $200.0 million aggregate principal amount of additional Notes (the “Option”), which the Initial Purchasers exercised in full. The net proceeds from the offering, after deducting the Initial Purchasers’ discount and the estimated offering expenses payable by the Company, are expected to be approximately $1,177.5 million.
      The closing of the sale of the $1.2 billion aggregate principal amount of the Notes occurred on June 5, 2007. The Notes and the shares of the Company's common stock issuable in certain circumstances upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.
      The Initial Purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.
      The Notes are governed by an Indenture, dated June 5, 2007, between the Company and Wilmington Trust Company, as trustee (the “Indenture”).
      The Notes will be convertible into shares of the Company’s common stock based on an initial conversion rate, subject to adjustment, of 8.4517 shares per $1,000 principal amount of the Notes (which represents an initial conversion price of approximately $118.32 per share) only under the following circumstances: (1) during any fiscal quarter commencing after September 30, 2007 if the closing sale price of the Company’s common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) prior to May 15, 2012, during the five business day period after any five consecutive trading day period in which the trading price per Note for each day of such period was less than 98% of the product of the closing sale price of the Company’s common stock and the number of shares issuable upon conversion of $1,000 principal amount of the Notes; (3) at any time on or after May 15, 2012; or (4) upon the occurrence of specified corporate events.
      The Notes will bear interest at a rate of 3.125% per annum on the principal amount of the Notes, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2007.
      Upon the occurrence of certain “fundamental changes,” as described in the Indenture, the holders of the Notes will, subject to certain exceptions, have the right, at their option, to require the Company to purchase for cash all of their Notes or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The cash price the Company is required to pay is equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date. If a holder elects to convert Notes in connection with a fundamental change, the Company will in certain circumstances increase the conversion rate by a specified number of additional shares, depending on the price of the Company’s common stock at that time.

      The Notes will rank equal in right of payment with all of the Company’s existing and future senior unsecured debt and prior to all of the Company’s subordinated debt, if any. The Notes will effectively rank junior in right of payment to any secured debt of the Company to the extent of the value of the assets securing such debt. The Notes will be effectively subordinated to all indebtedness and all liabilities of the Company’s subsidiaries.
      The following are events of default under the Indenture that may result in the outstanding Notes becoming immediately due and payable:
•	the Company fails to pay principal or premium, if any, when due upon repurchase or otherwise on the Notes;

•	the Company fails to pay any interest and additional amounts, if any, on the Notes when due and such failure continues for a period of 30 days;

•	the Company fails to perform or observe any of the covenants in the Indenture for 60 days after notice;

•	there occurs an event of default with respect to the Company and certain of its subsidiaries’ or affiliates’ indebtedness having a principal amount then outstanding, individually or in the aggregate, of at least $50.0 million, whether such indebtedness now exists or is hereafter incurred, which default or defaults:
°	shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; or

°	shall constitute the failure to pay such indebtedness at the final stated maturity thereof (after expiration of any applicable grace period) and such default shall not have been rescinded or such indebtedness shall not have been discharged within 10 days; or
•	certain events involving the Company's bankruptcy, insolvency or reorganization.
      In connection with the sale of the Notes, the Company entered into a Registration Rights Agreement, dated June 5, 2007, with the Initial Purchasers. Under this agreement, the Company will file a shelf registration statement with the Securities and Exchange Commission covering resales of the registrable securities. The Company will use its best efforts to cause the shelf registration statement to become effective within 180 days of the closing date. If the Company fails to comply with certain of its obligations under the Registration Rights Agreement, it will be required to pay additional interest to holders of the Notes under specified circumstances.
      The Initial Purchasers and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses.

      The Notes and the underlying common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
      On June 5, 2007, the Company issued $1.2 billion aggregate principal amount of the Notes in a private placement pursuant to exemptions from the registration requirements of the Securities Act.
      The information provided in Item 1.01 is incorporated herein by reference.
Item 3.02. Unregistered Sales of Equity Securities.
      On May 30, 2007, the Company agreed to sell $1.0 billion aggregate principal amount of the Notes in a private placement pursuant to exemptions from the registration requirements of the Securities Act. The Notes will be convertible into shares of the Company’s common stock based on an initial conversion rate, subject to adjustment, of 8.4517 shares per $1,000 principal amount of the Notes (which represents an initial conversion prices of approximately $118.32). The Company also granted the Initial Purchasers an option to purchase up to $200.0 million aggregate principal amount of additional Notes, which the Initial Purchasers exercised in full.
      The information provided in Item 1.01 is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC. (Registrant)

Dated: June 5, 2007	By:	/s/ Gary D. Begeman

Gary D. Begeman Vice President, General Counsel and Corporate Secretary